As filed with the Securities and Exchange Commission on September 7, 2011

Registration No. 333-134854

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARADIGM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	83-0211506
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

9715 Key West Avenue, 3rd Floor, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

STANDALONE NON-QUALIFIED STOCK OPTION AGREEMENTS

(Full title of the plans)

Thomas A. Mutryn

Executive Vice President & Chief Financial Officer

Paradigm Holdings, Inc.

9715 Key West Ave., 3rd Floor

Rockville, Maryland 20850

(Name and Address of Agent For Service)

(301) 468-1200

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement filed on Form S-8 (Registration No. 333-134854) (the “Registration Statement”) filed with the Securities and Exchange Commission on June 8, 2006.

On September 1, 2011, pursuant to the Agreement and Plan of Merger, dated as of July 25, 2011, by and among Paradigm Holdings, Inc., a Nevada corporation (the “Company”), CACI, Inc.—Federal, a Delaware corporation (“Parent”), and CACI Newco Corporation, a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent. Pursuant to the terms of the Merger Agreement, each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares held in the treasury of the Company and shares owned by Parent, Merger Sub, or any subsidiary of Parent or the Company (which shares were cancelled)) and (ii) shares in respect of which dissenter’s rights are properly exercised under Chapter 92A of the Nevada Revised Statutes) was converted into the right to receive $0.2934, without interest.

As a result of the Merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rockville, state of Maryland, on this September 7, 2011.

Paradigm Holdings, Inc.

By:	/s/ Thomas A. Mutryn
Thomas A. Mutryn
Executive Vice President & Chief Financial Officer